Exhibit 99.1

Twist Bioscience Reports Fiscal First Quarter 2025 Financial Results

— Record revenue of $88.7M in 1QFY25; Increase of 24% over $71.5M in 1QFY24,
8th consecutive quarter of sequential growth —

— Gross margin of 48.3% in 1QFY25; Improvement of 7.8 margin points versus 40.5% in 1QFY24 —

— Expect revenue in the range of $372 million to $379 million for full year fiscal 2025; expect gross margin over 50% for 4QFY25 —

SOUTH SAN FRANCISCO, Calif. -- (February 3, 2025) — Twist Bioscience Corporation (NASDAQ: TWST), a core mid-cap growth and value equity company in the life sciences segment of the health care sector, today reported financial results and business highlights for the first quarter of fiscal 2025 ended December 31, 2024.

"We ended the first quarter of fiscal 2025 with our eighth consecutive quarter of revenue growth and continued improvement in gross margin. We're starting the fiscal year strong, demonstrating our unwavering commitment to progressing toward adjusted EBITDA breakeven," said Emily M. Leproust, Ph.D., CEO and co-founder of Twist Bioscience.

Dr. Leproust continued, "As we move through 2025, we are pursuing multiple growth vectors that we believe will help us to achieve adjusted EBITDA breakeven and then build on our foundation to drive sustainable growth in the years to come. Importantly, we expect to exit the fourth quarter of fiscal 2025 with gross margin over 50%."

See "Non-GAAP Information" below for a discussion of the measure adjusted EBITDA.

FISCAL 2025 FIRST QUARTER FINANCIAL RESULTS

•Revenue: Total revenues for the first quarter of fiscal 2025 grew to $88.7 million compared to $71.5 million for the same period of fiscal 2024.
◦SynBio revenue grew 28% to $34.4 million for the first quarter of fiscal 2025 compared to $26.9 million for the same period of fiscal 2024.
◦NGS revenue grew 23% to $48.6 million for the first quarter of fiscal 2025 compared to $39.4 million for the same period of fiscal 2024.
◦Biopharma revenue was $5.7 million for the first quarter of fiscal 2025 compared to $5.2 million in the same period of fiscal 2024.
•Cost of Revenues: Cost of revenues for the first quarter of fiscal 2025 was $45.9 million compared to $42.5 million for the same period of fiscal 2024.
•Gross Margin: Gross margin for the first quarter of fiscal 2025 increased to 48.3% compared to 40.5% for the same period of fiscal 2024.

•Research and Development Expenses: Research and development expenses for the first quarter of fiscal 2025 were $21.3 million compared to $23.1 million for the same period of fiscal 2024.
•Selling, General and Administrative Expenses: Selling, general and administrative expenses for the first quarter of fiscal 2025 were $56.2 million compared to $52.8 million for the same period of fiscal 2024.
•Net Loss: Net loss attributable to common stockholders for the first quarter of fiscal 2025 was $31.6 million, or $0.53 per share, compared to $43.0 million, or $0.75 per share, for the same period of fiscal 2024.
•Adjusted EBITDA: Adjusted EBITDA for the first quarter of fiscal 2025 was $(16.3) million compared to $(27.8) million for the same period of fiscal 2024. See the table included in this release for a reconciliation between our adjusted EBITDA and net loss attributable to common stockholders, the most directly comparable GAAP financial measure.
•Cash Position: As of December 31, 2024, the company had $270.8 million in cash, cash equivalents and short-term investments.

Recent Highlights:

•Shipped products to approximately 2,376 customers in the first quarter of fiscal 2025, versus approximately 2,140 customers in the first quarter of fiscal 2024.
•Shipped approximately 205,000 genes during the first quarter of fiscal 2025, compared with approximately 171,000 genes during the first quarter of fiscal 2024.

Updated Fiscal 2025 Financial Guidance

The following statements are based on Twist’s current expectations for fiscal 2025, including the second quarter of fiscal 2025. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below.

For the full fiscal year 2025, Twist expects:

•Total revenue to be in the range of $372 million to $379 million compared to the previous guidance of $367 million to $377 million, indicating growth of 19 to 21 percent year over year, including:
◦SynBio revenue of $144 million to $147 million, compared to previous guidance of $142 million to $146 million, growth of 17 to 18 percent
◦NGS revenue of $205 million to $209 million, compared to previous guidance of $204 million to $209 million, growth of 21 to 24 percent

◦Biopharma revenue of $23 million, compared to previous guidance of $21 million to $22 million, growth of 13 percent
•Gross margin is projected to be approximately 49% for fiscal 2025 with quarterly sequential improvements, compared to previous guidance of 48% and 4QFY25 gross margin is projected to be over 50%
•Adjusted EBITDA of approximately $(55) million to $(60) million for fiscal 2025 compared to previous guidance of $(60) million to $(65) million

For the second quarter, Twist expects:

•Total revenue of approximately $91 million to $93 million, growth of 21 to 24 percent year over year
•SynBio revenue of approximately $35.5 million to $36 million, growth of approximately 19 to 21 percent year over year
•NGS revenue of approximately $50 million to $51 million, growth of 23 to 25 percent year over year
•Biopharma revenue of approximately $5.5 million to $6.0 million
•Adjusted EBITDA of approximately $(16) million with sequential improvements throughout 2025

Non-GAAP Information

This release includes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the periods presented. EBITDA is defined as net loss adjusted to exclude interest income, interest expense, income tax expense and depreciation and amortization. Adjusted EBITDA is defined as net loss adjusted to exclude interest income, interest expense, income tax expense, depreciation and amortization, other income/expense, net and stock-based compensation expense detailed in the reconciliation table below that we believe are not indicative of our ongoing results. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles (GAAP) and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Management believes that these non-GAAP financial measures, when considered together with our financial information prepared in accordance with GAAP, can enhance investors’ and analysts’ ability to meaningfully compare our results from period to period and to our forward-looking guidance, and to identify operating trends in our business. However, non-GAAP information is not superior to financial measures calculated in accordance with GAAP, is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. A reconciliation table of the most comparable GAAP financial measure to the non-GAAP financial measures is included at the end of this press release.

A reconciliation of adjusted EBITDA for fiscal 2025 and the second quarter of fiscal 2025 to a corresponding GAAP financial guidance measure is not available on a forward-looking basis because the Company does not provide guidance on GAAP net loss and is not able to present the various reconciling cash and non-cash items between GAAP net loss and adjusted EBITDA without unreasonable effort. In particular, stock-based compensation expense is impacted by the Company’s future hiring and retention needs, as well as the future fair market value of its common stock, all of which is difficult to predict and is subject to change. The actual amount of these expenses during fiscal 2025 and the second quarter of fiscal 2025 will have a significant impact on Twist’s future GAAP financial results.

Conference Call Information

The company plans to hold a conference call and live audio webcast for analysts and investors at 8:00 a.m. Eastern Time today to discuss its financial results and provide an update on the company’s business. The conference call will be webcast live through the Investor Relations section under the “Company” tab at www.twistbioscience.com. Those parties interested in participating via telephone must register on the Company’s Investor Relations website. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. The webcast replay will be available for two weeks.

About Twist Bioscience

Twist Bioscience is a leading and rapidly growing synthetic biology and genomics company that has developed a disruptive DNA synthesis platform to industrialize the engineering of biology. The core of the platform is a proprietary technology that pioneers a new method of manufacturing synthetic DNA by “writing” DNA on a silicon chip. Twist is leveraging its unique technology to manufacture a broad range of synthetic DNA-based products, including synthetic genes, tools for next-generation sequencing (NGS) preparation, and antibody libraries for drug discovery and development. Twist is also pursuing longer-term opportunities in digital data storage in DNA and biologics drug discovery. Twist makes products for use across many industries including healthcare, industrial chemicals, agriculture and academic research.

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Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, projections under the heading “Updated Fiscal 2025 Financial Guidance” statements regarding future growth and expansion, timing of the development of DNA data storage solutions, revenue and gross margin growth, estimated annual revenues, ability and timing to achieve profitability and ability to increase gross margin and Twist Bioscience’s other expectations regarding its future operations plans and financial performance, introduction of new products, and newly announced partnerships. Forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause Twist Bioscience’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the ability to attract new customers and retain and grow sales from existing customers; the ability of Twist Bioscience to achieve sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period; ability to obtain financing when necessary; risks and uncertainties of rapidly changing technologies and extensive competition in synthetic biology that could make the products Twist Bioscience is developing obsolete or non-competitive; ability to expand DNA synthesis manufacturing capacity; dependence on one supplier for a critical component; dependence on key personnel; additional regulations that could increase Twist Bioscience's costs and delay commercialization efforts; and the ability to maintain and enforce intellectual property protection. For a description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Twist Bioscience’s business in general, see Twist Bioscience’s risk factors set forth in Twist Bioscience’s Annual Report on Form 10-K for the year ended September 30, 2024 filed with the Securities and Exchange Commission on November 18, 2024. Any forward-looking statements contained in this press release speak only as of the date hereof, and Twist Bioscience specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

For Investors:
Angela Bitting
SVP, Corporate Affairs
925-202-6211
abitting@twistbioscience.com

For Media:
Amanda Houlihan
Communications Manager
774-265-5334

ahoulihan@twistbioscience.com

Twist Bioscience Corporation
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)

	Three months ended December 31,
(In thousands, except per share data)	2024	2023
Revenues	$88,713	$71,498
Operating expenses:
Cost of revenues	$45,873	$42,536
Research and development	21,307	23,099
Selling, general and administrative	56,177	52,840
Total operating expenses	$123,357	$118,475
Loss from operations	$(34,644)	$(46,977)
Interest income	3,240	4,120
Interest expense	(24)	—
Other income (expense), net	(69)	(31)
Income tax expense	(97)	(120)
Net loss	$(31,594)	$(43,008)
Net loss per share, basic and diluted	$(0.53)	$(0.75)
Weighted average shares used in computing net loss per share, basic and diluted	59,162	57,497

Twist Bioscience Corporation
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

(In thousands)	December 31, 2024	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$221,403	$226,316
Short-term investments	49,424	50,083
Accounts receivable, net	39,315	34,903
Inventories	23,518	24,078
Prepaid expenses and other current assets	11,649	11,396
Total current assets	$345,309	$346,776
Property and equipment, net	100,669	102,520
Operating lease right-of-use assets	56,475	58,829
Other non-current assets	106,127	106,198
Total assets	$608,580	$614,323
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,503	$1,630
Accrued expenses	20,129	15,104
Accrued compensation	21,742	33,650
Current portion of operating lease liability	15,030	14,805
Other current liabilities	5,242	5,817
Total current liabilities	$69,646	$71,006
Operating lease liability, net of current portion	67,586	70,221
Liability related to the sale of future revenue	15,000	–
Other non-current liabilities	407	407
Total liabilities	$152,639	$141,634
Total stockholders’ equity	$455,941	$472,689
Total liabilities and stockholders’ equity	$608,580	$614,323

Twist Bioscience Corporation
Adjusted EBITDA
(Unaudited)
(in thousands)

The following table sets forth a reconciliation between our Adjusted EBITDA and net loss attributable to Twist Bioscience Corporation, the most directly comparable GAAP financial measure, for each of the periods presented:

	Three months ended December 31,
(In thousands)	2024	2023
GAAP net income	$(31,594)	$(43,008)
Add (Deduct) adjustments:
Interest income	(3,240)	(4,120)
Interest expense	24	1
Income tax expense	97	120
Depreciation and amortization	6,382	8,171
EBITDA	$(28,331)	$(38,837)
Add (Deduct) adjustments:
Other income/expense, net	69	31
Stock-based compensation expense	11,991	11,020
Adjusted EBITDA	$(16,271)	$(27,786)